EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 31.92 Percent Increase in Three Month Net Income

BOWIE, Md., Oct. 29, 2008 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $104,854 or 31.92% to $433,393 or $0.11 per basic and diluted common share for the three month period ended September 30, 2008 from $328,539 or $0.08 per basic and diluted common share for the same period in 2007. Net income for the nine month period ended September 30, 2008 was $1.4 million or $0.35 per basic and diluted common share. This represented an increase of $311,309 or 29.27% compared to net income of $1.1 million or $0.25 per basic and diluted common share for the nine months ended September 30, 2007. The $0.10 or 40.0% increase in earnings per basic common share for the nine month period was a result of improved earnings and the Company's repurchase of 216,732 shares of its common stock during the nine month period ended September 30, 2008.

Total assets increased $40.8 million or 16.64% to $286.0 million on September 30, 2008 compared to the December 31, 2007 level of $245.2 million. For the nine month period ended September 30, 2008, total loans increased $21.6 million (10.70%) to $223.5 million compared to the $201.9 million reported at December 31, 2007. For the twelve month period, loans increased $35.4 million (18.82%) compared to the $188.1 million reported at September 30, 2007.

Mr. Cornelsen stated: "Despite the uncertainties faced by our industry, the turbulence in the financial markets and the weak economic environment, I am pleased to report improved net income, continued loan and asset growth for the quarter and nine months ended September 30, 2008 and the opening of our 8th branch in Annapolis, Maryland. Because of the experience of our management and staff and our focus on relationship banking, we were able to grow loans 18.82% over the prior year, maintain the quality in our loan portfolio and fund this loan growth with customer deposits. We ended the quarter with the same non-performing loan totaling approximately $935,000 that we have reported in prior periods. Since the first quarter, the borrower has remitted payments as agreed and we anticipate that the Borrower will have all past due interest and principal paid by March 2009. We also continue to hold the one repossessed boat that secured an approximately $65,000 loan balance that we reported in the second quarter. We do not expect to recognize any substantive additional losses on this boat. With the exception of an approximately $2,000 credit card debt that was paid subsequent to quarter end, we had no other loans past due more than 30 days. We do not have any substantive loans comprised of sub-prime mortgages. Although we have seen a slight decline in our backlog of credits approved or in the underwriting process, we continue to make loans and anticipate that we will report continued loan growth during the remainder of the year. We expect that our relationship approach to banking, our 8th branch location at 167 Jennifer Road, Suite U, Annapolis, Maryland and our existing branch network will allow us to continue to fund our loan growth primarily through customer deposits."

Mr. Cornelsen also said that "during this period of economic stress, we have closely monitored our investment portfolio. This portfolio consists primarily of investment grade instruments issued by the U.S. government, government sponsored entities and municipalities. We have prudently managed our investment portfolio to maintain liquidity and safety and we have never owned stock in Fannie Mae or Freddie Mac or any of the more complex securities available in the market. We do not have any investments that consist of sub-prime mortgages. We also do not have any investments in trust preferred securities in our portfolio.

"As a result of the growth in our loan portfolio and continued deterioration in the economy, we increased the provision for loan losses 50.0% or $60,000 during the three month period and 67.48% or $139,000 during the nine month period ended September 30, 2008. Non-interest expense increased $44,186 (2.48%) for the three month period and $96,742 (1.86%) for the nine month period. These increases were the result of the opening of our new College Park branch in February 2008, the expenses associated with the operations of our Greenbelt branch that we opened in June 2007 and the opening of our Annapolis branch in September 2008. The decline in salary and other operating expenses was a result of the closing of the marine division at the end of the third quarter of 2007 which was partially offset by the staffing requirements in our new branches and the new loan officers hired in 2007."

At December 31, 2007, the allowance for loan losses was $1.6 million or 0.78% of gross loans compared to $1.9 million or 0.85% of gross loans at September 30, 2008. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates on deposits, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. The rapid Federal Reserve interest rate reductions we have experienced this year directly impacted our net interest margin which decreased to 3.87% for the nine month period ended September 30, 2008 compared to 3.95% for the nine month period ended September 30, 2007.

By all regulatory measures, Old Line Bank remains well capitalized today and as of September 30, 2008. Management and the Board of Directors are currently evaluating participation in the Treasury Capital Purchase Program to determine if it will benefit the organization, its customers, employees and shareholders.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland and four additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to anticipated loan growth, funding of this loan growth through customer deposits, our expectations as relates to relationship banking, payment of non-performing loans, and loss on collateral constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

                Old Line Bancshares, Inc. & Subsidiary
                      Consolidated Balance Sheets

                                         September 30,    December 31,
                                            2008              2007
 ---------------------------------------------------------------------
                                         (Unaudited)
                   Assets
 Cash and due from banks                $  3,949,847     $  3,172,089
 Federal funds sold                       21,904,173        9,822,079
                                        ------------     -------------
     Total cash and cash equivalents      25,854,020       12,994,168
 Time deposits in other banks                     --        2,000,000
 Investment securities available
  for sale                                 8,751,056        9,393,356
 Investment securities held to maturity    9,847,243        2,301,591
 Loans, less allowance for loan losses   223,531,239      201,941,667
 Restricted equity securities at cost      2,126,550        2,080,250
 Investment in real estate LLC               811,925          805,971
 Bank premises and equipment               4,801,831        4,207,395
 Accrued interest receivable                 992,284          918,078
 Deferred income taxes                       186,948          161,940
 Bank owned life insurance                 8,013,389        7,769,290
 Other assets                              1,042,618          637,570
                                        ------------     -------------
                                        $285,959,103     $245,211,276
                                        ============     ============

    Liabilities and Stockholders' Equity

 Deposits
   Noninterest-bearing                  $ 35,483,127     $ 35,141,289
   Interest-bearing                      176,913,764      142,670,944
                                        ------------     -------------
     Total deposits                      212,396,891      177,812,233
 Short-term borrowings                    23,310,048       16,347,096
 Long-term borrowings                     15,000,000       15,000,000
 Accrued interest payable                    653,738          693,868
 Income tax payable                           48,609          238,226
 Other liabilities                           559,142          488,599
                                        ------------     -------------
                                         251,968,428      210,580,022
 Stockholders' equity
   Common stock, par value $.01 per
    share; authorized 15,000,000 shares;
    issued and outstanding  3,859,117 in
    2008, and 4,075,849 in 2007               38,591           40,758
    Additional paid-in capital            28,802,634       30,465,013
    Retained earnings                      5,175,823        4,155,232
                                        ------------     -------------
                                          34,017,048       34,661,003
   Accumulated other comprehensive
    income                                   (26,373)         (29,749)
                                          33,990,675       34,631,254
                                        ------------     -------------
                                        $285,959,103     $245,211,276
                                        ============     ============

               Old Line Bancshares, Inc. & Subsidiary
                   Consolidated Statements of Income
                              (Unaudited)

                        Three Months Ended        Nine Months Ended
                          September 30,             September 30,
                       2008          2007         2008         2007
 --------------------------------------------------------------------
 Interest revenue
   Loans,
    including fees $ 3,642,695  $ 3,359,297  $10,620,360  $ 9,210,576
   U.S. Treasury
    securities          17,052       27,993       58,237       89,337
   U.S. government
    agency
    securities          40,319       70,848       90,026      230,830
   Mortgage backed
    securities          96,203       11,731      209,053       38,447
   Municipal
    securities          23,883       26,954       72,694       80,898
   Federal funds
    sold                85,110      270,175      257,079    1,025,129
   Other                31,262       19,268      125,213       62,196
                    ----------  -----------  -----------  -----------
     Total interest
    revenue          3,936,524    3,786,266   11,432,662   10,737,413
                    ----------  -----------  -----------  -----------

 Interest expense
   Deposits          1,256,945    1,485,826    3,773,591    4,249,039
   Borrowed funds      202,894      180,826      593,015      420,122
                    ----------  -----------  -----------  -----------
     Total interest
      expense        1,459,839    1,666,652    4,366,606    4,669,161
                    ----------  -----------  -----------  -----------

     Net interest
      income         2,476,685    2,119,614    7,066,056    6,068,252

 Provision for
    loan losses        180,000      120,000      345,000      206,000
                    ----------  -----------  -----------  -----------
     Net interest
      income after
      provision
      for loan
      losses         2,296,685    1,999,614    6,721,056    5,862,252
                    ----------  -----------  -----------  -----------

 Non-interest
  revenue
   Service charges
    on deposit
    accounts            78,533       76,579      230,737      220,497
   Marine division
    broker
    origination
    fees                    --       49,260           --      262,218
   Earnings on
    bank owned
    life insurance      90,895       91,492      273,609      248,130
   Income (loss)
    on investment
    in real estate
    LLC                 (7,737)      (3,512)       5,904          256
   Gain (loss) on
    disposal of
    assets                  --       (7,372)          --       (7,372)
   Other fees and
    commissions         47,419       71,436      191,958      191,105
                    ----------  -----------  -----------  -----------
     Total
      non-interest
      revenue          209,110      277,883      702,208      914,834
                    ----------  -----------  -----------  -----------

 Non-interest
  expense
   Salaries            822,131      851,056    2,308,762    2,406,093
   Employee
    benefits           222,607      236,253      723,965      749,518
   Occupancy           286,729      241,648      837,438      676,269
   Equipment            81,771       66,197      228,437      184,599
   Data processing      67,163       51,293      193,042      165,385
   Other operating     348,886      338,654    1,014,822    1,027,878
                    ----------  -----------  -----------  -----------
     Total
      non-interest
      expense        1,829,287    1,785,101    5,306,466    5,209,742
                    ----------  -----------  -----------  -----------

 Income before
  income taxes         676,508      492,396    2,116,798    1,567,344

 Income taxes          243,115      163,857      741,748      503,603
                    ----------  -----------  -----------  -----------
 Net income        $   433,393  $   328,539  $ 1,375,050  $ 1,063,741
                   ===========  ===========  ===========  ===========

 Basic earnings
  per common share $      0.11  $      0.08  $      0.35  $      0.25
 Diluted earnings
  per common share $      0.11  $      0.08  $      0.35  $      0.25

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544